UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 1, 2006

GREEN DOLPHIN SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-31233 95-4834274

(Commission File Number) (I.R.S. Employer Identification No.)

7160 Small Creek Way, Powell, TN 37849

(Address of Principal Executive Offices) (Zip Code)

(888) 379-8693

(Registrant's Telephone Number, Including Area Code)

------------------------------------------------------------

(Former name or former address, if changed since last report.)

Item 4.01 Changes in Registrant's Certifying Accountant

As was reported on November 22, 2005, Green Dolphin Systems Corporation severed its relationship with Rodefer Moss & Co, PLLC, of Knoxville, Tennessee, as the registrants certifying accountant. The letter announcing Rodefer Moss's termination of this relationship was dated October 6, 2005. It specifies that Rodefer Moss has "chosen to terminate the client-auditor relationship" between itself and Green Dolphin but does not specify any reason for its action. It is our opinion that the action was proximately caused by Green Dolphin's difficulty in paying the fees billed by Rodefer Moss.

No accountant's report on the financial statements of Green Dolphin System Corporation for either of the past two years contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was not recommended or approved by the board of directors or an audit or similar committee of the board of directors. It occurred solely by reason of Green Dolphin's inability to pay fees charged by Rodefer Moss and the election of Rodefer Moss to terminate its relationship with Green Dolphin.

To our knowledge, there have been no disagreements with Rodefer Moss, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former account's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report. By this filing, Green Dolphin Systems Corporation authorizes Rodefer Moss to respond fully to the inquiries of the successor accountant concerning any matter within the purview of its former retainer.

In November 2005, we reported that Don Meyers, 745 E. Hampton Avenue, Mesa, AZ 85205 had been retained as Green Dolphin System Corporation's independent auditor. Shortly thereafter we were advised that Mr. Meyers may not qualify to serve as our independent auditor and therefore terminated him before he had audited any financial statements for our Company.

Rotenberg & Co., LLP, 1870 Winton Road South, Rochester, NY 14618 has now been retained as independent auditor for Green Dolphin Systems Corporation, effective immediately.

We have sent the substance of this disclosure to Rodefer Moss & Co., 1729 Midpark Road, Suite C200, Knoxville, TN 37922 with a cover letter requesting the accountant to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the issuer and, if not, stating the respects in which it does not agree. Our cover letter is attached as Exhibit 1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN DOLPHIN SYSTEMS CORPORATION

February 6, 2005

/s/ William Kefalis, Director